HEI Exhibit 10.1

ASSIGNMENT AND ACCEPTANCE AGREEMENT

Assignment and Acceptance Agreement (as the same may be amended, supplemented or otherwise modified from time to time, this “Assignment and Acceptance Agreement”), dated as of September 18, 2008 by and between Lehman Brothers Bank, FSB, a Lender under the Credit Agreement referred to below (the “Assignor”), and Bank Hapoalim BM (the “Assignee”).

R E C I T A L S

A. Reference is made to the Credit Agreement, dated as of March 31, 2006, among Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), the Lenders party thereto and The Bank of New York Mellon, formerly The Bank of New York, as Issuing Bank and Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

B. Pursuant to the Credit Agreement and subject to the limitations set forth therein the Credit Parties agreed to make the Loans and participate in the Letter of Credit sub-facility under the terms and conditions therein set forth.

C. The amount of the Assignor’s Revolving Commitment and Letter of Credit Commitment (without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective) is specified in Item 1 of Schedule 1 hereto. The outstanding principal amount of the Assignor’s Revolving Loans without giving effect to the assignment effected hereby or to other assignments thereof which have not yet become effective, is specified in Item 2 of Schedule 1 hereto.

D. The Assignor wishes to sell and assign to the Assignee, and the Assignee wishes to purchase and assume from the Assignor, (i) the portion of the Assignor’s rights and obligations under the Loan Documents, including its Revolving Commitment and Letter of Credit Commitment specified in Item 3 of Schedule 1 hereto (collectively, the “Assigned Commitment”), and (ii) the portion of the Assignor’s Revolving Loans specified in Item 4 of Schedule 1 hereto (the “Assigned Loans”). The parties agree as follows:

1.	Assignment

Subject to the terms and conditions set forth herein and in the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, on the date hereof, (i) all right, title and interest of the Assignor in and to the Assigned Loans, and (ii) all obligations of the Assignor under the Loan Documents with respect to the Assigned Commitment. As full consideration for the sale of the Assigned Loans, the Assignee shall pay to the Assignor on the date hereof an amount equal to the principal amount of the Assigned Loans or such other amount as shall be agreed upon by the Assignor and the Assignee (the “Purchase Price”), and the Assignor shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

2.	Representations and Warranties

(a) Each of the Assignor and the Assignee represents and warrants to the other that (i) it has full power and legal right to execute and deliver this Assignment and Acceptance Agreement and to perform the provisions of this Assignment and Acceptance Agreement; (ii) the execution, delivery and performance of this Assignment and Acceptance Agreement have been authorized by all action, corporate or otherwise, and do not violate any provisions of its organizational documents or any contractual obligations or requirement of law binding on it; and (iii) this Assignment and Acceptance Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. The Assignor further represents that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.

(b) The Assignee represents and warrants to the Assignor (i) it is an “accredited investor” within the meaning of Regulation D of the Securities and Exchange Commission, as amended, and (ii) it has, independently and without reliance upon the Assignor, and based on such documents and information as it has deemed appropriate, made its own evaluation of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Assignment and Acceptance Agreement.

3.	Effect of Assignment.

(a) Upon the effective date hereof, (i) the Administrative Agent shall record the assignment contemplated hereby, (ii) the Assignee, unless already a Lender, shall become a Lender, with all the rights and obligations as a Lender under the Credit Agreement, and (iii) the Assignor, to the extent of the assignment provided for herein, shall be released from its obligations under the Loan Documents, with respect to the Assigned Loans and Assigned Commitments.

(b) The Assignee hereby appoints and authorizes the Administrative Agent to take such action, on and after the date hereof, as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(c) From and after the effective date hereof, the Credit Parties and the Loan Parties shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments directly between themselves with respect to amounts under the Loan Documents which accrued prior to the date hereof and which were paid thereafter.

4.	Method of Payment

All payments to be made either to the Assignor or the Assignee by the other hereunder shall be made by wire transfer in immediately available funds to the account designated by the Assignor or the Assignee, as the case may be.

5.	Notices

All notices, requests and demands to or upon the Assignee in connection with this Assignment and Acceptance Agreement and the Loan Documents are to be sent or delivered to the place set forth adjacent to its name on the signature page(s) hereof.

6.	Miscellaneous

(a) For purposes of this Assignment and Acceptance Agreement, all calculations and determinations with respect to the Assigned Loans, the Assigned Commitment and all other similar calculations and determinations, shall be made and shall be deemed to be made as of the commencement of business on the date of such calculation or determination, as the case may be.

(b) Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

(c) This Assignment and Acceptance Agreement embodies the entire agreement and understanding between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings between the Assignor and the Assignee with respect to the subject matter hereof.

(d) This Assignment and Acceptance Agreement may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement. It shall not be necessary in making proof of this Assignment and Acceptance Agreement to produce or account for more than one counterpart signed by the party to be charged.

(e) Every provision of this Assignment and Acceptance Agreement is intended to be severable, and if any term or provision hereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

(f) This Assignment and Acceptance Agreement shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and permitted assigns, except that neither party may assign or transfer any of its rights or obligations hereunder (i) without the prior written consent of the other party, and (ii) in contravention of the Credit Agreement.

(g) This Assignment and Acceptance Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

(h) This Assignment and Acceptance Agreement shall become effective on the date it has been executed by the Assignor, the Assignee, the Administrative Agent, if a Revolving Commitment is being assigned, the Issuing Bank and, unless an Event of Default has occurred and is continuing, the Borrower.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Lehman Brothers Bank, FSB, as Assignor

By:	/s/ Tina Chen
Name:	Tina Chen
Title:	Authorized Signatory

Bank Hapoalim BM, as Assignee

By:	/s/ Shaun Breidbart/Charles McLaughlin
Name:	Shaun Breidbart/Charles McLaughlin
Title:	Vice President/Senior Vice President

Consented to and Accepted this 18th day:

of September, 2008

THE BANK OF NEW YORK MELLON, as Administrative Agent and Issuing Bank

By:	/s/ Ronald R. Reedy
Name:	Ronald R. Reedy
Title:	Managing Director

Consented to this 16th day:

of September, 2008

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ Curtis Y. Harada
Name:	Curtis Y. Harada

By:	/s/ Chet A. Richardson
Name:	Chet A. Richardson

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT,

dated as of September 18, 2008,

between Lehman Brothers Bank, FSB, as Assignor

and

Bank Hapoalim BM, as Assignee,

relating to the

Credit Agreement, dated as of March 31, 2006,

by and among

Hawaiian Electric Industries, Inc.,

the Lenders party thereto

and

The Bank of New York Mellon, formerly The Bank of New York, as Administrative Agent and Issuing Bank

Item 1.	Amount of Assignor’s Aggregate Commitment *:

	(a) Revolving Commitment	$5,454,545.45
	(b) Letter of Credit Commitment	$2,727,272.73

Item 2.	Outstanding principal balance/amount of the Assignor’s Loans *:

	(a) Revolving Loans consisting of:
	ABR Borrowing	$00.00
	Eurodollar Borrowing	$00.00

Item 3.	Amount of Revolving Commitment and/or Letter of Credit Commitment being assigned:

	(a) Revolving Commitment	$5,454,545.45
	(b) Letter of Credit Commitment	$2,727,272.73

Item 4.	Outstanding principal balance/amount of the Revolving Loans being assigned:

	(a) Revolving Loans consisting of:
	ABR Borrowing	$0.00
	Eurodollar Borrowing	$0.00